                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)       April 13, 1994
                                                ---------------------------

First Chicago Corporation
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(Exact name of registrant as specified in its charter)


Delaware                              1-6052                   36-2669970
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(State or other jurisdiction        (Commission              (IRS Employer
      of incorporation)             File Number)           Identification No.)


One First National Plaza, Chicago, IL                            60670
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(Address of principal executive offices)                       (ZIP Code)


Registrant's telephone number, including area code 312-732-4000
                                                   ------------

Item 5. Other Events

The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.














Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      First Chicago Corporation
                                      ---------------------------
                                      (Registrant)


Date: April 13, 1994           By:    /s/ Robert A. Rosholt
     -----------------                ----------------------------
                               Title: Executive Vice President
                                      and Chief Financial
                                      Officer

                                 Attachment A

  CHICAGO, April 13, 1994--First Chicago Corporation today reported first quarter net income of $193.8 million, or $2.00 per common share on a fully diluted basis. Return on common stockholders' equity was 20 percent.
  Net income for the 1993 first quarter was $179.1 million, or $1.91 per common share, fully diluted.

FIRST QUARTER HIGHLIGHTS

  . The credit card business continued to exceed expectations in both revenue and volume levels. At quarter-end, total receivables were $10.4 billion, an increase of 22 percent from the year-ago quarter.

. Credit quality improved further in the quarter. The provision for credit losses of $50 million -- including commercial provisions of $7 million -- was the lowest level in five years. Nonperforming assets were $280 million, or
   1.2 percent of related assets, essentially unchanged from year-end and down 26 percent from a year earlier.


. Combined trading activities resulted in a loss of $25 million for the quarter. The recent turbulence in global markets caused sharp price declines and reduced liquidity, particularly in emerging markets securities. These factors produced significant valuation losses. The total loss in emerging markets securities trading was $54 million.


. Equity gains from the venture capital portfolio totaled $119 million. Net income from the venture capital business was $69 million, or 73 cents per share. During the quarter, the Corporation issued 7.5 million notes -- Debt Exchangeable for Common Stock ("DECS") -- related to its venture capital investment in NEXTEL Communications, Inc. This transaction, along with subsequent appreciation and sales of NEXTEL common stock, accounted for about 80 percent of the venture capital gains in the quarter.


. Other revenue included a $35 million gain, recorded in January, on the sale of the Corporation's remaining investment in Brinson Holdings, Inc. to its management. Brinson Holdings is the institutional investment management company sold in 1989.

  . In the first quarter, the Corporation had nonrecurring charges of $42 million, $24 million of which related to a change in the accounting treatment for personal computer equipment. Previously, purchases of PC's were capitalized and depreciated; in the future, most of these purchases will be expensed. Other special charges included $18 million of litigation and other corporate expenses.

  . At March 31, 1994, the Corporation's estimated Tier 1 risk-adjusted capital ratio was 9.0 percent, and the total risk-adjusted ratio was approximately
     14.0 percent. Both ratios are significantly above the regulatory guidelines for "well capitalized" status. First Chicago's book value at quarter-end was $42.19 per common share.

NET INTEREST INCOME

  Net interest income on a tax-equivalent basis was $336 million for the first quarter. Net interest margin increased to 2.75 percent, and average earning assets were $49.5 billion.
  Adjusted for the effects of credit card securitization and the activities of the Corporation's capital markets subsidiary, net interest margin was a strong
3.93 percent. This was up from 3.61 percent in the first quarter of 1993 and
3.62 percent in the fourth quarter of 1993.
  Strong growth in total credit card receivables, a more favorable earning asset mix and conservative interest spread management were major factors in the margin improvement. Loans outstanding to middle market customers, consumers and small businesses also increased during the quarter.

NONINTEREST INCOME
  Total noninterest income was $502 million for the first quarter. Combined trading activities generated a loss of $25 million.
  Equity securities gains were $134 million, including $119 million from the venture capital portfolio. The remaining $15 million of gains were realized from equity securities held in conjunction with corporate financing activities.
  The $35 million gain related to the sale of the Corporation's interest in Brinson Holdings, Inc. was recorded in other revenue.

NONINTEREST EXPENSE
  Noninterest expense was $485 million for the quarter, including the $42 million of special charges. Salaries and benefits reflected lower incentive compensation costs versus recent periods. Other expense included increased spending in the credit card business.
  Excluding special items, noninterest expense was up 3 percent from a year-ago.

CREDIT QUALITY
  The provision for credit losses was $50 million for the first quarter. This included $43 million for the consumer portfolios and $7 million principally for middle market commercial credits.
  The Corporation's allowance for credit losses was $710 million at March 31, 1994. Of this total, $507 million was related to the commercial exposure segment and $203 million to the consumer portfolios.

  Net charge-offs were $33 million for the first quarter. Commercial net recoveries were $12 million. Consumer net charge-offs, mainly in the credit card portfolio, were $45 million. The net charge-off rate for total credit card receivables was 3.6 percent.

First Chicago Corporation and Subsidiaries
Comparative Summary

                                               Three Months
                                              Ended March 31
                                          ----------------------
(Dollars in millions,
except per share data)                       1994        1993     Change
                                           ------      ------     ------
Net interest income--tax-equivalent
 basis................................     $335.5      $305.0      + 10%
Combined credit provisions............       50.2        65.5      - 23
Noninterest income....................      501.9       490.5      +  2
Noninterest expense (excluding
 provision for other real estate).....      484.3       433.6      + 12
Net income............................      193.8       179.1      +  8

Earnings per share
 Primary
  Net income..........................       2.05        1.97      +  4
  Average common and common-equivalent
   shares (in millions)...............       87.7        84.1      +  4

 Fully diluted
  Net income..........................       2.00        1.91      +  5
  Average shares, assuming full
   dilution (in millions).............       91.6        88.0      +  4

Average balances
 Loans................................    $22,460     $22,162      +  1%
 Earning assets.......................     49,488      47,939      +  3
 Total assets.........................     61,475      55,826      + 10
 Common stockholders' equity..........      3,620       2,803      + 29
 Stockholders' equity.................      4,381       3,521      + 24

Net interest margin...................       2.75%       2.58%     +  7%
Return on assets......................       1.28        1.30      -  2
Return on common stockholders' equity.       20.2        23.9      - 15


                                               At March 31
                                          --------------------
                                             1994        1993     Change
                                           ------       -----     ------

Assets................................    $59,843     $48,482      + 23%
Deposits..............................     28,833      27,687      +  4
Loans.................................     23,782      21,666      + 10
Common stockholders' equity...........      3,647       2,888      + 26
Stockholders' equity..................      4,408       3,757      + 17



NOTE: In 1994, the Corporation has prospectively changed its balance sheet presentation to a separate disclosure of derivative product assets and liabilities which include currency options purchased and currency options written. This change is consistent with the prospective adoption of FASB Interpretation No. 39 that requires the reporting of unrealized gains on derivative financial instruments as assets and unrealized losses on derivative financial instruments as liabilities. Carrying value amounts recognized for derivative financial instruments executed with the same counterparty under a legally enforceable master netting arrangement are offset. Previously, the Corporation reported unrealized gains and losses related to certain derivative financial instruments on a net basis.

FIRST CHICAGO CORPORATION
CAPITAL DATA
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                                     3/31/94   12/31/93   9/30/93   6/30/93   3/31/93
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
Common Equity/Assets (1)...........      6.6%       7.2%      7.0%      6.5%      6.4%
Risk-Based Capital Ratios:(1)(2)
  Tier 1...........................      9.0%       8.8%      8.7%      8.0%      7.8%
  Total............................     14.0%      13.6%     13.5%     13.0%     12.4%
Leverage Ratio (1)(2)..............      7.8%       8.0%      8.0%      7.4%      7.3%
Book Value of Common Equity........   $42.19     $40.55    $39.03    $36.27    $34.78

(1) Net of investment in First Chicago Capital Markets, Inc.
(2) 3/31/94 ratios are estimated.